Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact                        Press Contact
Barbara Domingo                                   Shannon Mangum Henderson
Align Technology, Inc.                            Ethos Communication, Inc.
(408) 470-1000                                    (678) 417-1767
investorinfo@aligntech.com                        shannon@ethoscommunication.com

        ALIGN TECHNOLOGY HIRES CONSUMER GOODS VETERAN DARRELL ZOROMSKI AS
                VP, GLOBAL MARKETING AND CHIEF MARKETING OFFICER

Santa Clara, Calif. - January 9, 2005 - Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, announced today that Darrell Zoromski has joined the Company as Vice President, Global Marketing and Chief Marketing Officer. Mr. Zoromski will report directly to Align President and Chief Executive Officer, Thomas M. Prescott, and will be responsible for all aspects of the Company's brand development and consumer and channel marketing worldwide.

Mr. Zoromski has devoted the last fifteen years to brand management and consumer and channel marketing. The bulk of his career has been spent in the consumer packaged goods industry, including management positions at Procter & Gamble Company, S.C. Johnson & Son Inc., and Pillsbury Company, where he managed some of those companies' most well-known household and personal care products. Most recently, Mr. Zoromski was Vice President and General Manager of CZV Labs at Carl Zeiss Vision, a global manufacturer and distributor of optical lenses to eye care physicians and chain retailers. During his tenure at Carl Zeiss Vision, Mr. Zoromski was responsible for growing demand for the company's high margin products, expanding trade and consumer marketing campaigns, and securing new distribution channels, among other things.

"Over the course of his career, Darrell has developed and managed some of the most recognizable and successful household brands available. That expertise, combined with his success in consumer healthcare and professional marketing at Carl Zeiss Vision, make him an ideal marketing executive for Align," said Mr. Prescott. "We are confident that Darrell will help us continue building the value of the Invisalign brand for doctors and consumers around the world."

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Mr. Zoromski is an Honors Graduate of J.L. Kellogg Graduate School of Management
at Northwestern University. He also graduated from the University of Wisconsin-Madison with a B.B.A. in Finance, International Business and
Marketing.

ABOUT ALIGN TECHNOLOGY, INC.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

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